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RIVERSOURCE LIFE INSURANCE COMPANY
70100 Ameriprise Financial Center
Minneapolis, MN 55474

1-800-541-2251

                          OVERLOAN PROTECTION BENEFIT

This benefit is part of the policy to which it is attached. This benefit is subject to all terms and provisions of the policy unless changed by this benefit. This benefit does not increase the policy values. Before it is exercised this benefit does not change the policy value available for loans.

OVERLOAN PROTECTION BENEFIT

If exercised, this benefit prevents the policy from lapsing because the policy's Cash Surrender Value is less than the monthly deduction following such Monthly Date, or because the Indebtedness exceeds the policy value minus surrender charges. Once exercised, the policy will automatically become paid up life insurance. This benefit can only be exercised if all of the conditions below are met.

CONDITIONS

These conditions must be met in order to exercise this benefit:

1. The policy has been in force for at least the minimum policy duration shown for this benefit under Policy Data;

2. The Insured's Attained Insurance Age is greater than or equal to the minimum age listed under Policy Data but less than the maximum age listed under Policy Data;

3. Policy Indebtedness must be greater than the current Specified Amount and greater than or equal to the Indebtedness percentage of the policy value shown under Policy Data;

4. The Cash Surrender Value is sufficient to pay the exercise charge. If the Cash Surrender Value is insufficient to pay the exercise charge, an additional premium payment will be required;

5.   The death benefit option in effect is option 1;

6. The policy is not a Modified Endowment Contract, as defined by Section 7702A of the Internal Revenue Code, and exercising this benefit does not cause the policy to become a Modified Endowment Contract;

7. No current or future distributions will be required from the policy to maintain its qualification for treatment as a life insurance policy under the Internal Revenue Code;

8. The sum of partial surrenders taken to date are greater than or equal to the amount that can be withdrawn from the policy without federal income tax;

9. Benefits are not currently being received under the Waiver of Monthly Deduction Rider or Waiver of Premium Rider;

10.  There have been no accelerations of the death benefit.

If all conditions have been met, You may exercise this benefit by sending Us a Written Request dated and signed by You.

EXERCISE DATE

If You exercise this benefit, it will be effective on the monthly date on or next following Our receipt of Your request, provided all conditions are met. Exercising this benefit is irrevocable.

EXERCISE CHARGE

If You exercise this benefit, a one-time charge will be deducted from the policy value. The charge will be a percentage of the policy value, not to exceed the maximum exercise charge as shown under Policy Data. There is no charge if this benefit is not exercised.

EFFECT ON THE POLICY

The following changes to Your policy will occur if You exercise this benefit:

1. Premium payments will no longer be accepted, however loan repayments are still allowed;

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2.   Monthly deductions will no longer be taken;

3.   Partial surrenders will no longer be available;

4.   Additional loans will no longer be available;

5. Any outstanding Indebtedness will remain and interest will be charged at the then current loan interest rate;

6. Any applicable no-lapse guarantee or death benefit guarantee will no longer be in effect and cannot be reinstated;

7.   Changes to the death benefit option will no longer be allowed;

8.   Changes to the Specified Amount will no longer be allowed;

9.   All riders attached to the policy will Terminate;

10. If this benefit is attached to a variable life insurance policy or a life insurance policy with indexed-linked interest option(s), the following changes will also occur:

     a)   any value in the subaccounts will be transferred to the Fixed
          Account;

     b) transfers or new premium payments to the subaccounts or Indexed Accounts will no longer be allowed;

     c)   any loan repayments will be repaid to the Fixed Account;

     d)   any maturing segment value will be reallocated to the Fixed Account.

NOTIFICATION

At the time the benefit first becomes eligible for exercise, We will send You a written notice, no later than 31 days before the end of the policy's grace period. You must notify Us in writing of Your request to exercise the benefit prior to the end of the policy's grace period. If You receive Our written notice less than 31 days before the end of the policy's grace period, You must notify Us in writing of Your request to exercise the benefit no less than 30 days after you receive Our written notice. Any request should include the account number, request to exercise the benefit, be dated, and signed by You.

EFFECT ON POLICY DEATH BENEFIT

Once the benefit has been exercised, the death benefit will be the applicable percentage in the table shown under Policy Data, as amended by any endorsements, multiplied by the greater of the policy value or Indebtedness. Once the benefit is exercised, We will send You notification of the changes to the policy.

TERMINATION

This benefit Terminates upon termination of the policy.

REINSTATEMENT

If the policy to which this benefit is attached Terminates and is later reinstated, this benefit will be reinstated.

EFFECTIVE DATE

This benefit is issued as of the Policy Date, unless a different date is shown here.

RIVERSOURCE LIFE INSURANCE COMPANY

-s- Thomas R. Moore
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SECRETARY

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